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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	January 27, 2004

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
83 Halls Road, Old Lyme, Connecticut 06371
(Address of principal executive offices) (Zip Code)
(860) 434 - 5535
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

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Item 5. Other Events and Regulation FD Disclosure.

On January 27th, 2004, the Registrant announced that it entered into an agreement with Tri-Vision Technologies International Inc., a wholly-owned subsidiary of Tri-Vision International Ltd./Ltee (TSX: TVL) to market and distribute the USVO MediaSentinel(TM) watermarking technology.  The Registrant’s technology, called MediaSentinel(TM) is a patent-pending core content protection technology for video watermarking.  Video watermarking is a method of embedding information into video content that helps identify it so that instances of piracy can be traced after the fact.  Watermarks may consist of information about ownership of the video, a date of transmission over the Internet, the unique IP address of the recipient, or a combination of such information.  Because MediaSentinel(TM) watermarks are invisible to the human eye, the integrity and quality of video content is maintained.  MediaSentinel(TM) watermarks are extremely robust and highly resistant to a wide variety of image processing attacks that pirates might use in an attempt to remove the watermark.

A copy of the News Release dated January 27th, 2004 is furnished as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

Exhibit 99.1

News Release dated January 27th, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :

January 27th, 2004

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

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V-Chip Patent Holder Tri-Vision Technologies International Inc. Licenses MediaSentinel(TM) Technology from USA Video Interactive Corp.

JANUARY 27, 2004 – OLD LYME, CONNNECTICUT – USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF; http://www.usvo.com) today announced that it has entered into an agreement with Tri-Vision Technologies International Inc., a wholly-owned subsidiary of Tri-Vision International Ltd./Ltee (TSX: TVL) to market and distribute the USVO MediaSentinel(TM) watermarking technology.

USVO’s technology, called MediaSentinel(TM) is a patent-pending core content protection technology for video watermarking.  Video watermarking is a method of embedding information into video content that helps identify it so that instances of piracy can be traced after the fact.  Watermarks may consist of information about ownership of the video, a date of transmission over the Internet, the unique IP address of the recipient, or a combination of such information.

Because MediaSentinel(TM) watermarks are invisible to the human eye, the integrity and quality of video content is maintained.  MediaSentinel(TM) watermarks are extremely robust and highly resistant to a wide variety of image processing attacks that pirates might use in an attempt to remove the watermark.

“MediaSentinel(TM) is a perfect fit with our late stage v-chip licensing program from a marketing standpoint,” said Tri-Vision President Toshinori Ikebe.  “The robustness of MediaSentinel(TM) is exactly the solution to satisfy content providers without interfering with the customer’s enjoyment of high quality digital TV,” he added.

Watermarking is also seen by many as being a logical follow-up to the Broadcast Flag, recently mandated by United States Federal Communications Commission.  While the Broadcast Flag asserts usage rules over broadcast content such as TV at the time of broadcast, the watermarking of video content complements content protection methods for live or stored video content, such as encryption, conditional-access and digital rights management systems; particularly if a pirate has devised a way to bypass those protections.

USVO President Edwin Molina said “Having a company of the caliber of Tri-Vision as an early MediaSentinel(TM) partner is a truly exciting validation for us.  The combination of these fundamental technologies -- the V-Chip for viewer control and MediaSentinel(TM) to deter piracy -- constitutes a major breakthrough for consumers and content owners concerned with the safe and legal use of video content.”

Inquiries regarding this solution may be addressed to USA Video Interactive Corp.

About Tri-Vision

Consumer electronics manufacturers have recognized the substantial value of the Tri-Vision V-chip Patents and the technology described in them.  To date, 17 licenses have been granted to major electronics manufacturers. Tri-Vision also markets Secure Pay TV, Addressable Pay TV (pay per view), Hotel Pay TV systems and cable TV equipment worldwide.  Tri-Vision is receiving increased interest from Hotels and Cable TV Operators worldwide in the Company’s competitively priced, state-of-the-art systems, which can be customized to meet specific needs.

Tri-Vision International Ltd./Ltée is a public company founded in 1986.  The Company trades on Canada's Toronto Stock Exchange under the symbol TVL.  The public company, which licenses patented v-chip technology worldwide, has two wholly owned subsidiaries: Tri-Vision Electronics Inc. and Tri-Vision Technologies International Inc.

For further information, visit the Company's website at www.tri-vision.ca

About USA Video Interactive Corp.

USVO is a developer and supplier of Internet media delivery services, systems, and innovative end-to-end solutions.  The Company developed its StreamHQ(TM) architecture to provide a wide range of business customers with value-added media delivery services.  USVO holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, and Italy. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 83 Halls Road, Old Lyme, Connecticut, 06371  Telephone (860) 434 - 5535 Facsimile (860) 434 - 5782; Canada Office:  507 - 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact Edwin Molina (860) 434 – 5535.

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

The TSX Venture Exchange (TSX) has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.